Exhibit 3.18

AMENDED AND RESTATED COMPANY AGREEMENT

OF

QORVO TEXAS, LLC

A Texas Limited Liability Company

This AMENDED AND RESTATED COMPANY AGREEMENT (this “Agreement”) is made and entered into effective December 15, 2016, by and between Qorvo Texas, LLC, a Texas limited liability company (the “Company”), and Qorvo US, Inc., a Delaware corporation (the “Member”).

WHEREAS, the Company and the Member previously entered into that certain Company Agreement effective March 8, 2011, as amended and restated September 29, 2015 and amended as of May 2, 2016 (the “Previous Agreement”); and

WHEREAS, the parties hereto entered into this Agreement to amend and restate the Previous Agreement and to set out fully their respective rights, obligations and duties regarding the Company and its affairs, assets, liabilities and the conduct of its business, effective December 15, 2016.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereto agree as follows:

SECTION 1. THE LIMITED LIABILITY COMPANY

1.1 Formation. Effective March 8, 2011, the Member formed a Texas limited liability company under the name TriQuint Semiconductor Texas, LLC by converting a Texas limited partnership to a Texas limited liability company with the Texas Secretary of State. The rights and obligations of the Member are as provided in the Chapter 101 of the Texas Business Organizations Code (the “TBOC”) except as otherwise expressly provided in this Agreement.

1.2 Name. The business of the Company will be conducted under the name Qorvo Texas, LLC and any other names as shall be selected from time to time by the Manager.

1.3 Purpose. The purpose of the Company is to conduct manufacturing and research operations in Texas and to engage in all activities incidental to that purpose.

1.4 Offices. The Company maintains its principal business office in Texas at 500 West Renner Road, Richardson, TX 75080.

1.5 Registered Agent. Corporation Service Company will be the Company’s initial registered agent in Texas, and the registered office will be at 211 E, 7th Street, Ste 620, Austin, Texas 78701.

1.6 Term. The term of the Company commenced on March 8, 2011, and will continue until terminated as provided in this Agreement.

1.7 Name and Address of Member. The Member’s name and address are Qorvo US, Inc., 7628 Thorndike Road, Greensboro, NC 27409.

1.8 Admission of Additional Members. No additional members may be admitted to the Company without the prior approval of the Member.

SECTION 2. CAPITAL CONTRIBUTIONS AND LOANS

2.1 Initial Capital Contribution. The capital of the Company is as it existed on the date of conversion from a limited partnership to a limited liability company. One hundred units have converted over into all the membership interests in the limited liability company. The Member is the sole member of the Company and owns all the membership interests of the Company.

2.2 Additional Capital Contributions. Additional Capital Contributions may be made from time to time in such amounts as the Member deems necessary.

2.3 Loans. The Member may, but will not be obligated to, make loans to the Company to cover the Company’s cash requirements, and those loans will bear interest at a rate determined by the Member.

SECTION 3. ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

3.1 Allocations of Income and Loss. All items of income, gain, loss, deduction, and credit will be allocated 100% to the Member. For federal and state income tax purposes, all items of Company income, gain, loss, and deduction will be reported on the Member’s individual tax returns.

3.2 Distributions. No distribution may be made to the Member if, after giving effect to the distribution, in the judgment of the Member, either (a) the Company would not be able to pay its debts as they become due in the ordinary course of business or (b) the fair value of the total assets of the Company would not at least equal its total liabilities. Subject to the foregoing limitation, the Company will make distributions to the Member in such amounts and at such times as the Manager determines.

SECTION 4. POWERS AND DUTIES OF MANAGER

4.1 Management of Company; Appointment and Removal. The Company is a manager-managed limited liability company. The management and control of the Company and its business and affairs will be vested in a single manager (the “Manager”) who shall be appointed from time to time by the Member. The Manager may be removed at any time for any reason by the Member. The Manager will have all the rights and powers that may be possessed by a manager in a manager-managed limited liability company pursuant to the TBOC and the rights and powers that are otherwise conferred by law or are necessary, advisable, or convenient to the discharge of the Manager’s duties under this Agreement and to the management of the business and affairs of the Company. Without limiting the generality of the foregoing, the Manager will have the following rights and powers (which the Manager may exercise at the cost, expense, and risk of the Company):

(a) To expend the funds of the Company in furtherance of the Company’s business;

(b) To perform all acts necessary to manage and operate the business of the Company, including delegating authority to such persons as the Manager deems advisable to manage the Company;

(c) Subject to Section 4.6, to execute, deliver, and perform on behalf of and in the name of the Company any and all agreements and documents deemed necessary or desirable by the Manager to carry out the business of the Company, including any lease, deed, easement, bill of sale, mortgage, trust deed, security agreement, contract of sale, or other document conveying, leasing, or granting a security interest in the interest of the Company in any of its assets, or any part thereof, whether held in the Company’s name, the name of the Member, or otherwise, and no other signature or signatures will be required; and

(d) To borrow or raise money on behalf of the Company in the Company’s name or in the name of the Manager for the benefit of the Company and, from time to time, to draw, make, accept, endorse, execute, and issue promissory notes, drafts, checks, and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of that indebtedness by mortgage, security agreement, pledge, or conveyance or assignment in trust of the whole or any part of the assets of the Company, including contract rights.

4.2 Action by Manager. Except as otherwise expressly provided in this Agreement, the Company’s Certificate of Formation or the TBOC, all decisions with respect to the management of the business and affairs of the Company shall be made by determination of the Manager at a meeting or evidenced by a written consent of the Manager.

4.3 Limitation on Liability of Member and Manager. To the maximum extent permitted under the TBOC, neither the Member nor the Manager will have any liability to the Company for any loss suffered by the Company that arises out of any action by or inaction of the Member or the Manager (as applicable) if the Member or the Manager (as applicable) in good faith, determined that the course of conduct was in the best interests of the Company.

4.4 Indemnification. To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Member and the Manager, and each member, officer, equity holder, employee or agent thereof, from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Damages”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such person or entity may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while such person or entity was the Member or the Manager, or a member, officer, equity holder, employee or agent thereof, as the case may be, regardless of whether such person or entity continues in such capacity at the time any such liability or expense is paid or incurred, except the foregoing shall not apply to any Damages to the extent that they shall ultimately be determined by final judicial decision from which there is no further right of appeal to have resulted from fraud, willful misconduct, bad faith or gross negligence on the part of such person or entity. The indemnification provided by this Section 4.4 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, as a matter of law or equity, or otherwise, and shall continue as to a person or entity who has ceased to serve in their capacity as such, and shall inure to the benefit of the heirs, successors, assigns and administrators of the person or entity so indemnified. With respect to the satisfaction of any indemnification of the above-mentioned persons or entities, no Member or Manager shall have any personal liability therefor. Any indemnification required hereunder to be made by the Company shall be made promptly as the liability, loss, damage, cost or expense is incurred or suffered. The Manager may establish reasonable procedures for the submission of claims for indemnification pursuant to this Section 4.4, determination of the entitlement of any person or entity thereto, and review of any such determination.

4.5 Dealing with the Company. The Manager may deal with the Company by providing or receiving property and services to or from the Company, and may receive from others or from the Company normal profits, compensation, commissions, or other income incident to such dealings.

4.6 Limitations on Power and Authority of the Manager. Notwithstanding anything to the contrary herein, without the consent of the Member, the Manager shall have no authority to do any of the following:

(a) Any act in contravention of this Agreement;

(b) Possess property owned by the Company (including real and/or personal property, and including intangible property) or assign the Company’s rights in any specific property of the Company for other than Company purposes;

(c) Any act in contravention of the TBOC;

(d) Amend the Company’s Certificate of Formation or this Agreement; or

(e) Dissolve the Company, except as provided in this Agreement or required under the TBOC.

SECTION 5. COMPENSATION AND REIMBURSEMENT OF EXPENSES

5.1 Company Expenses. The Manager will charge the Company for the Manager’s actual out-of-pocket expenses incurred in connection with the Company’s business.

5.2 Compensation. The Manager will be paid such compensation by the Company as is specifically authorized by the Member.

SECTION 6. BOOKS OF ACCOUNT AND BANKING

6.1 Books of Account. The Company’s books and records and this Agreement will be maintained at the principal office of the Company. The Manager will keep and maintain books and records of the operations of the Company that are appropriate and adequate for the Company’s business and for carrying out this Agreement.

6.2 Banking. All funds of the Company are to be deposited in a separate bank account or in an account or accounts of a savings and loan association as determined by the Manager and/or designated agent. Those funds may be withdrawn from such account or accounts on the signature of the person or persons designated by the Manager and/or designated agent.

SECTION 7. DISSOLUTION AND WINDING UP OF THE COMPANY

7.1 Dissolution. The Company will be dissolved on the occurrence of any of the following events:

(a) The express determination of the Member to dissolve the Company; or

(b) By operation of law.

7.2 Winding Up. On the dissolution of the Company, the Member will take full account of the Company’s assets and liabilities; the assets will be liquidated as promptly as is consistent with obtaining their fair value; and the proceeds, to the extent sufficient to pay the Company’s obligations with respect to such liquidation, will be applied and distributed in the following order:

(a) To payment and discharge of the expenses of liquidation and of all the Company’s debts and liabilities, including debts and liabilities owed to the Member; and

(b) To the Member.

SECTION 8. GENERAL PROVISIONS

8.1 Amendments. Any proposed amendment will be adopted and become effective as an amendment only on the written approval of the Member.

8.2 Governing Law. This Agreement and the rights of the parties under it will be governed by and interpreted in accordance with the laws of the state of Texas (without regard to principles of conflicts of law).

8.3 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.

8.4 Tax Matters Partner. The Member shall be the tax matters partner for purposes of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (and any corresponding provisions of applicable state or local law), with power to manage and represent the Company in any administrative or judicial proceeding involving the Internal Revenue Service or any state or local taxing authority.

8.5 Entire Agreement. This Agreement constitutes the entire agreement of the Member and the Company relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

The parties enter into this Agreement as of the date first written above.

Member		Qorvo Texas, LLC

Qorvo US, Inc.

By:	/s/ Robert A. Bruggeworth	By:	/s/ James L. Klein
	Robert A. Bruggeworth, President		James L. Klein, Manager

[Amended and Restated Operating Agreement]